EXHIBIT 3.2

AMENDMENT

TO

THE AMENDED AND RESTATED BYLAWS

OF

PARLUX FRAGRANCES, INC.

Effective October 13, 2009

This amendment to the Amended and Restated Bylaws of Parlux Fragrances, Inc. amends the first sentence of Article IV, Section 1 of the Bylaws to read as follows:

“The business and affairs of this corporation shall be managed by its Board of Directors, at least five in number, the number thereof to be determined from time to time by the Board of Directors.”